Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

1.

A special meeting of shareholders of ING Variable Funds was held on April 22, 2013 to elect 13 nominees to the Board of Trustees of ING Variable Funds.

	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	135,984,097.846	6,379,927.230	0.000	0.000	142,364,025.076
John V. Boyer	135,874,607.112	6,489,417.964	0.000	0.000	142,364,025.076
Patricia W. Chadwick	135,937,601.683	6,426,423.393	0.000	0.000	142,364,025.076
Albert E. DePrince, Jr.	135,474,264.436	6,889,760.640	0.000	0.000	142,364,025.076
Peter S. Drotch	135,559,451.422	6,804,573.654	0.000	0.000	142,364,025.076
J. Michael Earley	135,657,299.876	6,706,725.200	0.000	0.000	142,364,025.076
Martin J. Gavin	135,727,048.650	6,636,976.426	0.000	0.000	142,364,025.076
Russell H. Jones	135,942,221.701	6,421,803.375	0.000	0.000	142,364,025.076
Patrick W. Kenny	135,742,495.575	6,621,529.501	0.000	0.000	142,364,025.076
Shaun P. Mathews	135,729,532.265	6,634,492.811	0.000	0.000	142,364,025.076
Joseph E. Obermeyer	135,726,003.650	6,638,021.426	0.000	0.000	142,364,025.076
Sheryl K. Pressler	136,077,559.846	6,286,465.230	0.000	0.000	142,364,025.076
Roger B. Vincent	135,646,954.510	6,717,070.566	0.000	0.000	142,364,025.076

The proposal passed.

2.

A special meeting of shareholders of ING Growth and Income Portfolio was held on April 22, 2013 to: 1) approve a new investment advisory agreement for the Portfolio with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; 2) approve a new investment sub-advisory agreement for the Portfolio between ING Investments, LLC and ING Investment Management Co. LLC prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; and 3) approve a modification to the current manager-of-managers policy to permit ING Investments, LLC, subject to prior approval by the Board, to enter into and materially amend agreements with wholly-owned sub-advisers without obtaining the approval of the Portfolio’s shareholders.

Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
1	120,667,992.622	8,511,852.211	13,162,858.563	21,321.680	142,364,025.076
2	120,312,034.540	8,811,335.197	13,219,333.659	21,321.680	142,364,025.076
3	115,456,468.292	14,419,528.133	12,466,706.721	21,321.930	142,364,025.076

The proposals passed.